Exhibit 23.3

KPMG LLP
Suite 3100
717 North Harwood Street
Dallas, TX 75201-6585

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 of USA Mobility, Inc., of our report dated February 21, 2003, except for note 15(a) which is as of March 1, 2003, with respect to the consolidated balance sheet of Weblink Wireless, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the periods from January 1, 2002 through September 8, 2002 and September 9, 2002 through December 31, 2002, which report appears in the Form 8-K of Metrocall Holdings, Inc. and to the reference to our firm under the heading “Experts” in the registration statements. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”.

/s/ KPMG LLP

November 17, 2004